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                               IRREVOCABLE PROXY
                               -----------------


            The undersigned, a stockholder of All-Comm Media Corporation, a Nevada corporation (the "Company"), hereby appoints J. Jeremy Barbera as proxy and attorney-in-fact, with right of substitution, and hereby authorizes him to represent and vote in his discretion all of the shares of common stock of the Company owned by the undersigned (the "Shares") at all shareholders meetings, or any adjournment or adjournments thereof. The undersigned further agrees that to the extent the undersigned transfers the Shares by means other than the sale into the open market through a registered broker-dealer that the undersigned will cause such purchaser to become a party to a proxy in favor of Mr. Barbera. Nothing in this proxy shall prohibit the undersigned from selling the Shares into the open market through a registered broker-dealer. This proxy shall remain in full force and effect for a period of eighteen (18) months from the date hereof. This proxy shall be governed by and construed in accordance with the laws with the State of New York.


Dated: June 17, 1997



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                                       ---------------------------------
                                       Number of Shares of Common Stock
                                       held by such Stockholder